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                                                                    EXHIBIT 10.4

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Consulting Agreement") effective as of October 1, 1998, (the "Effective Date") by and between Total Renal Care, Inc., a California corporation having offices at 21250 Hawthorne Blvd., Suite 800, Torrance, CA 90503-5517 (hereinafter "TRC") and, Shaul G. Massry, M.D. (hereinafter "Consultant").

                                    RECITALS

A. TRC and Consultant are parties to an agreement entered into on December 30, 1994 (hereinafter the "Agreement"); and

B. TRC and Consultant are parties to the First Amendment to the Agreement dated July 1, 1996 (hereinafter the "First Amendment"); and

C. TRC and Consultant are parties to the Second Amendment to the Agreement dated October 1, 1997 (hereinafter the "Second Amendment") (The Agreement, the First Amendment and the Second Amendment are referred to herein jointly as the "Agreements"); and

D. Under the Agreements, Consultant had initiated discussions with certain acquisition and affiliation targets in specific markets which are listed on
Exhibit 1 attached hereto ("Targets"); and

E. TRC and Consultant wish to terminate the Agreements and enter into this new Consulting Agreement which shall govern the continued work Consultant shall perform for TRC in the future and compensation that Consultant shall be paid for said work;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The Recitals of this Consulting Agreement shall be included and incorporated herein as if fully set forth below.

2. Term and Termination

  A. Term. The term of this Agreement shall commence on October 1, 1998, and shall terminate on September 30, 2003 (the "Term"). After the initial Term, this Consulting Agreement shall continue on a month-to-month basis without any further action by the parties.

  B. Termination. This Agreement may be terminated upon ninety (90) days prior written notice by either party for no cause. Furthermore, this Agreement may be terminated upon thirty (30) days prior written notice for cause upon a material breach by either party. The notice provided by the party alleging the breach shall describe the breach with reasonable specificity and the alleged breaching party shall utilize said thirty
  (30) days to cure the alleged breach. If the alleged breach is cured during the thirty (30) day period or the alleged breaching party commences curing and continues to diligently pursue a cure, the Agreement shall continue. In the event TRC terminates Consultant without cause during the Term, Consultant shall be entitled to receive, as his sole and exclusive remedy for such a termination, nine (9) months worth of the Cash Fee (defined below) payable on a monthly basis during said year.

  C. Effect of Termination. Upon any termination of this Agreement in accordance with any provision hereof, or upon expiration of this Agreement at the end of the Term or any applicable renewal term, all obligations of TRC to Consultant shall immediately terminate, including without limitation all obligations to compensate Consultant as set forth in Section 5 hereof except that the Options granted to Consultant in Section 5 shall continue to vest pursuant to the Stock Option Agreements. Upon any such termination, TRC shall have no further liability or obligation to Consultant of any kind in connection with this Agreement or any relationship established hereby, except for payment of any unpaid compensation due with respect to periods prior to such termination. Consultant's obligations under Sections 10 and 11 shall survive any termination or expiration of this Agreement for a period of one (1) years.
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3. No Agency. At all times during the performance of any services hereunder,
Consultant shall be acting and discharging his duties and responsibilities as an independent contractor. TRC shall have no responsibility for withholding taxes or employee benefits of any kind. Consultant shall indemnify and hold TRC harmless from, and shall pay to TRC upon demand the amount of, all taxes, interest and penalties that TRC is required to pay because of a determination that Consultant is not an independent contractor. Consultant shall allow TRC to participate in any audit proceeding with respect to each instance in which a taxing authority asserts that Consultant is not an independent contractor under this Agreement. The relationship between TRC and Consultant established by this Agreement is solely that of an independent contractor, and neither party is in any way the legal representative or agent of the other. Neither party is authorized or empowered to assume any obligation of any kind, implied or expressed, on behalf of the other party, without the express written consent of the other.

4. Duties. Consultant shall assist TRC in developing and closing acquisitions domestically, in Sicily, Italy and other regions of Europe and Asia as are mutually agreed upon in writing by Consultant and the Chief Executive Officer of TRC. Consultant shall also assist TRC in developing alliances with and the acquiring of, dialysis centers affiliated with academic institutions in the United States. Furthermore, Consultant shall function as a senior advisor to the Chief Executive Officer of TRC and shall provide selected strategic and clinical consultative services as mutually agreed upon by Consultant and the Chief Executive Officer of TRC. Finally, Consultant shall be expected to work at least three hundred (300) hours per year.

5. Compensation. Upon confirmation of Consultant's performance of services related to those acquisitions which are mutually agreed upon in advance and in writing by Consultant and the Chief Executive Officer of TRC and where, in the sole discretion of the Chief Executive Officer of TRC, Consultant introduces potential targets and materially assists TRC with closing a transaction with said potential target, Consultant shall be paid the following commission:

  A. 1.5% of the purchase price of an acquisition with a purchase price of $3,000,000 or less;

  B. 1.2% of the purchase price of an acquisition with a purchase price of between $3,000,001 and $7,500,000; and

  C. 1.0% of the purchase price of an acquisition with a purchase price of greater than 7,500,000 (the "Commission").

  Consultant shall not receive a Commission in excess of $100,000 per transaction nor shall Consultant receive any Commission on a transaction where only limited services were performed, such as merely making an introduction and only limited further involvement. Consultant acknowledges that for such limited services on a particular transaction and where a particular transaction is not pre-approved in writing by the Chief Executive Officer of TRC, the compensation shall be limited to the Cash Fee and the Stock Options provided for below.

Consultant shall also be paid an annual aggregate compensation of One Hundred and Twenty Thousand dollars ($120,000) payable in twelve monthly installments of Ten Thousand dollars ($10,000) (the "Cash Fee'). However, Seventy Thousand dollars ($70,000) of the Cash Fee shall be deemed an advance payable to against the future payment of a Commission for closing deals which are not Targets, (the "Advance") and no Commission shall be paid to Consultant until the entire amount of the Advance is repaid to TRC. For example, if Consultant had been paid $35,000 of the Advance before closing the first non-Target acquisition and the purchase price for said non-Target acquisition was $3,000,000, thereby entitling Consultant to a $45,000 Commission, he would only actually receive $10,000 once the $35,000 Advance was repaid.

Furthermore, on the Effective Date and on each anniversary of the Effective Date during the Term, Consultant shall receive Twenty-Two Thousand Five Hundred (22,500) options to purchase Common Stock of Total Renal Care Holding, Inc. (the "Options"). The strike price of the Options shall be the closing price on

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the Effective Date and each subsequent granting shall be priced as of the close of market on each anniversary of the Effective Date. If the Effective Date or any anniversary of the Effective Date falls on a day when the New York Stock Exchange is closed, the strike price of the Options will be the closing price on the next full day of trading. The initial grant of Options shall be pursuant to the terms set forth in the Non-Qualified Stock Option Agreement Attached hereto as Exhibit 1.

No additional compensation shall be paid without the express written authorization by the CEO or any duly authorized officer of TRC.

6. Taxes. Consultant shall maintain responsibility for paying all Federal, State and Local Income Taxes arising out of Consultant's earnings from TRC. TRC shall provide the Consultant with a Federal Form 1099.

7. Non-Assignability. This Agreement is entered into in consideration of the personal qualifications of Consultant and may not be, nor may any right or interest hereunder be, assigned by her without the prior written consent of TRC. TRC shall be permitted, without the consent of Consultant, to assign or otherwise transfer this Agreement or any of its rights hereunder: (a) upon the purchase or sale of all or substantially all of the assets or stock of TRC or Total Renal Care Holdings, Inc. ("TRCH"), the parent of TRC, or the transfer (by operation of law or otherwise) of the ownership or control of TRC or TRCH, to the purchaser of such assets or stock, or the transferee of such interests; or (b) to any affiliate (within the meaning of such term as set forth in Rule 501 of Regulation D under the federal Securities Act of 1933) of TRC.

8. Entire Agreement. Except as set forth in Section 4 above, this Agreement supersedes any and all other agreements, either oral or in writing between the parties in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement or attached as an exhibit shall be valid or binding on either party.

9. Modification. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

10. Exclusivity and Confidential Information. Except for Consultant's current position as Chief of the Division of Nephrology at County USC Medical Center, Consultant understands that during the Term, he shall not provide the same or similar services as are provided to TRC hereunder, directly or indirectly, as a consultant or otherwise, to a competitor of TRC both domestically and abroad. Furthermore, all information not disclosed to the public by TRC regarding the business of TRC which is compiled by, obtained by or furnished to Consultant, or any of it's agents or employees, while performing services hereunder, is acknowledged to be confidential information, trade secrets and the exclusive property of TRC. During and after the term hereof, Consultant agrees that he will not, directly or indirectly, divulge in any manner contrary to the interests of TRC or use or cause or suffer to be used in competition with TRC, any such information or trade secrets. TRC acknowledges that the breach, or threatened breach of the provisions of this Section would cause irreparable injury to TRC that could not be adequately compensated by money damages. Accordingly, TRC may obtain a restraining order and/or injunction prohibiting a breach or threatened breach of the provisions of this Section, in addition to any other legal or equitable remedies that may be available.

11. Termination of Agreements. The Agreements are hereby terminated as of the Effective Date and shall have no further force or effect except that the Stock Options granted to Consultant pursuant to the Agreement shall continue and vest according to the terms of the agreement granting said options.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment effective as of the day and year first above written.

TOTAL RENAL CARE, INC.                    CONSULTANT


  /s/ Victor M.G. Chaltiel                    /s/ Shaul G. Massry, M.D.
By: ___________________________           By: _________________________________
  Victor M.G. Chaltiel                        Shaul G. Massry, M.D.

Its: President, Chief
     Executive Officer and
  Chairman of the Board

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                                   EXHIBIT I

                                    TARGETS

1.Napoli
Dr. Del Pretta
Tora Del Greco & Tora Annuziatta
Dr. De Santo Group
Dr. Bellini Unit and laboratory

2.Sicily
Dr. Figara Laboratory and Nephrologico
Amos
Santagata
Unit of Mariano Cocco
Unit of Dr. Galione
Unit of Dr. Janni in Seracusa
Unit of Dr Jenarti in Caltinesta
Dr. Angelo Giammaressi-Palermo
Dr. Figura-Catania

3.Rome
Dr. Vinceguerra

4.Japan
Kurakawa & Kai

The above listed transactions are considered Targets for purpose of the Agreement and therefore are not subject to the Advance adjustments. The deals listed below which we to be updated quarterly are considered non-Targets and are therefore subject to the Advance adjustments.

New as of 3/15/99

1.Sicily
Dr. Leone-Catania
Dr. Aliffe-Noto
Dr. Leonardo-Caltagione

2.Japan
Dr. Ohno-Osaka
Dr. Ishikawa-Tokyo

Approval of March 15, 1999:


  /s/ Rich Whitney                           /s/ Shaul Massry, M.D.
_______________________________               _________________________________
  Rich Whitney                               Shaul Massry, M.D.
  Vice President--                           Consultant
  International

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                                   EXHIBIT I

                                    TARGETS

1.Napoli
Dr. Del Pretta
Tora Del Greco & Tora Annuziatta
Dr. De Santo Group
Dr. Bellini Unit and laboratory

2.Sicily
Dr. Figara Laboratory and Nephrologico
Amos
Santagata
Unit of Mariano Cocco
Unit of Dr. Galione
Unit of Dr. Janni in Seracusa
Unit of Dr Jenarti in Caltinesta

3.Rome
Dr. Vinceguerra

The above listed transactions are considered Targets for purpose of the Agreement and therefore are not subject to the Advance adjustments.

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